Exhibit 99.1

Press Release	Source: DG FastChannel, Inc.

DG FastChannel(TM) to Acquire Privately-Held Advertising Media Services Provider, GTN, Inc., for $11.5 Million in Accretive Transaction
Thursday June 14, 7:00 am ET

- Acquisition Further Expands DG FastChannel’s Core Ads Distribution Client Base and Revenues -

DALLAS—(BUSINESS WIRE)—DG FastChannel, Inc. (NASDAQ: DGIT), the leading provider of digital media services to the advertising, entertainment and broadcast industries, announced today that it has entered into a definitive agreement to acquire privately-held GTN, Inc., for $11.5 million cash, which includes approximately $1.5 million of GTN’s working capital.

Based in Detroit, GTN serves the advertising community through a comprehensive range of advertising media services including distribution for standard definition (SD) and high definition (HD) commercials, production, post-production, asset management and archival services. GTN’s marquee clients include top automotive advertisers and Detroit-based advertising agencies focused on the automotive advertising market. Automotive advertising produced by GTN has aired during the Super Bowl, Grammy Awards and other high-profile broadcasts.

The addition of GTN’s ads distribution operations complements DG FastChannel’s core operations. Upon completion of the transaction, which is expected to close in the third quarter of 2007, DG FastChannel intends to divest GTN’s non-core production and post-production assets and operations. Accordingly, these businesses will be reported on DG FastChannel’s balance sheet as assets held for sale.

In 2006 GTN generated approximately $15.8 million in revenue, with EBITDA (earnings before interest, taxes, depreciation and amortization) of approximately $2.1 million. Approximately 32% of GTN’s 2006 revenues were generated by the ads distribution operations. DG FastChannel expects its management of GTN’s ads distribution operations to generate EBITDA margins of approximately 35% and believes the transaction will be accretive to its operating results.

Commenting on the transaction, Scott K. Ginsburg, Chairman and CEO of DG FastChannel said, “The acquisition of GTN is both strategically and economically compelling, as it further diversifies our ads distribution revenue base and customer lists. GTN strengthens DG FastChannel’s presence in Detroit, and the business combination brings talented personnel with strong automotive industry and local agency relationships to DG FastChannel. The GTN acquisition provides significant opportunities for operational and cost synergies as we take advantage of co-locating and integrating our Detroit offices.”

Mr. Ginsburg added, “Upon completion of this transaction and the pending merger with Point.360’s advertising distribution operations, DG FastChannel’s annual revenue on a pro forma basis — assuming the Point.360 advertising distribution operations, Pathfire and GTN operations were merged with DG FastChannel’s as of January 1, 2007, and reflecting anticipated revenue and expense synergies — will approximate $118 - $123 million and annual EBITDA will range from $37 - $39 million.

“The ongoing strategic expansion of our electronic delivery platform will deliver further value to our shareholders, particularly as television, cable and network media outlets transition to HD broadcasts. DG FastChannel and GTN have exhibited a long-term commitment to helping clients maximize the digital advertising opportunity. We plan to integrate the successful operating and technology disciplines of both companies to attract new customers and extend our ability to provide customer care and service at exceptional levels.

“GTN’s advanced systems and workflow solutions were developed specifically for the automotive advertising industry and represent a valuable asset which we will hold for sale. Its state-of-the-art content shaping studios are HD capable and enable editorial and design creation, visual effects, sound design, 3D digitizing, CGI, digital retouching and finishing services that maximize the impact of world- class automotive industry advertising. We will monetize the post-production assets and operations following the closing with GTN.”

The transaction is expected to close in the third quarter of 2007 subject to customary closing conditions. DG FastChannel plans to finance the transaction with cash on hand and through borrowings under its existing credit facility.

About DG FastChannel, Inc.

DG FastChannel (DGIT: Nasdaq) is the leading provider of next generation workflow solutions, digital media technology and delivery services to America’s most esteemed brands. The Company’s delivery network reaches over 21,000 television and radio stations, cable and TV networks, cable outlets and newspapers. DG FastChannel’s service and proprietary product set are integrated to provide content providers, including brands and commercial production entities, news organizations, syndicated programmers, and video news release producers and broadcasters end-to-end digital solutions that maximize efficiency while reducing costs. DG FastChannel’s advanced capabilities include online delivery of high-definition (HD) content, re-purposing of broadcast video for the Internet, management of digital assets, and ubiquitous satellite and Internet reach resulting in the industry’s highest levels of reliability, speed and quality.

DG FastChannel acquired Pathfire, Inc., on June 4, 2007. Pathfire distributes third-party long-form content, primarily news and syndicated programming, through a proprietary server-based network via satellite and Internet channels. Pathfire is the primary distribution method for the majority of syndicated programming, including shows such as “Jeopardy,” “Friends,” and “Wheel of Fortune.” In addition, ABC and CNN rely on the Pathfire network to distribute thousands of news stories to hundreds of television affiliates throughout the United States. DG FastChannel has also agreed to acquire the advertising distribution operations of Point.360 (NASDAQ: PTSX). For more information visit www.dgfastchannel.com.

Safe Harbor for Forward-Looking Statements

Statements in this Press Release may contain certain forward-looking statements relating to DG FastChannel and its expectations for the proposed acquisition of GTN and the Point.360 advertising distribution operations and its relationship with Viewpoint Corporation. All statements included in this Press Release concerning activities, events or developments that DG FastChannel expects, believes or anticipates will or may occur in the future are forward-looking statements. Actual results could differ materially from the results discussed in the forward-looking statements. Forward-looking statements are based on current expectations and projections about future events and involve known and unknown risks, uncertainties and other factors that may cause actual results and performance to be materially different from any future results or performance expressed or implied by forward-looking statements, including the following: the risk that either or both of the GTN and Point.360 acquisitions will not close because of a failure to satisfy one or more of the closing conditions; the risk that DG FastChannel’s business will have been adversely impacted during the pendency of the GTN or Point.360 acquisitions; the risk that GTN’s, Pathfire’s or Point.360’s respective operations will not be integrated successfully; and the risk that the expected cost savings and other synergies from the GTN, Pathfire and Point.360 acquisitions may not be fully realized, realized at all or take longer to realize than anticipated. Additional information on these and other risks, uncertainties and factors is included in DG FastChannel’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other documents filed with the SEC.

Contact:

DG FastChannel, Inc.

Omar Choucair, 972-581-2000

Chief Financial Officer

or

Jaffoni & Collins Incorporated

Joseph Jaffoni, 212-835-8500

dgit@jcir.com